Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Long Term Incentive Compensation Plan of AmSouth Bancorporation and subsidiaries of our reports dated March 3, 2006, with respect to the consolidated financial statements of AmSouth Bancorporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2005, AmSouth Bancorporation and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AmSouth Bancorporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

April 27, 2006